Exhibit 10.1

Conn’s, Inc.

July 30, 2021

Ms. Chandra Holt

Dear Chandra:

We are pleased to offer you, subject to approval by the company’s Board of Directors (the “Board”):

•	The position of President & Chief Executive Officer of Conn’s Inc. (“Conn’s”), reporting directly to the Board, as well as a seat on the Board, in each case effective August 9, 2021;

•	Annual cash compensation consisting of the following components:

•	Annual base salary of $1,000,000 (the “Base Salary”);

•

Annual target bonus opportunity of 150% of Base Salary (i.e., $1,500,000), with a maximum payout opportunity equal to 200% of target (i.e., $3,000,000). For the 2022 fiscal year (“FY22”), your annual incentive bonus will be the sum of the following:

•	For the portion of FY22 prior to your date of hire, a payout equal to 100% of target; and

•

For the portion of FY22 following your date of hire, a payout based on actual performance against the goals set by the Compensation Committee in February 2021 that apply to other Conn’s senior executives.

Your FY22 annual bonus will be paid concurrently with the payment of FY22 annual bonuses to other Conn’s senior executives, provided you are still employed with the company at the time of payout.

•

In consideration of the equity awards that you forfeited in connection with your voluntary termination from your prior employer, an initial sign-on equity grant consisting of (1) restricted stock units (“RSUs”), with a grant date value of $4,000,000 and subject to 3-year installment vesting (i.e., one-third per year) commencing as of the first day of employment, and (2) performance-based RSUs (“PBRSUs”), with the target number of PBRSUs having a grant date value of $2,000,000, subject to 3-year cliff vesting on the third anniversary of the first day of employment . The number of shares subject to these RSUs and PBRSUs will be determined based on the weighted average closing price of the company’s common stock over the 30 days prior to the date of grant. The performance conditions that will apply to the PBRSUs shall be determined in good faith by you and the Board within ninety (90) days following the commencement of employment.

•

Annual participation in the company’s annual Long Term Incentive Program (“LTIP”) with a target grant date value not less than $3,000,000, based on the valuation methodology used by the company beginning with the 2023 fiscal year. Your LTIP grant for FY22 will be awarded on a prorated basis to reflect the remaining portion of the FY22 fiscal year following your date of hire.    Your FY22 awards will consist of 50% time-based RSUs, subject to 3-year installment vesting (i.e., one-third per year), and 50% PBRSUs, subject to 3-year cliff vesting (i.e., 100% following the 3-year performance measurement period), and subject to the same vesting conditions (including vesting dates and performance conditions) that apply to the FY22 PBRSUs granted to other executive officers. Up to 200% of the target PBRSUs may be earned upon achievement of the applicable 3-year absolute total shareholder return goals at the maximum level. The number of shares subject to these RSUs and PBRSUs will be determined based on the weighted average closing price of the company’s common stock over the 30 days prior to the date of grant.

•	An Executive Severance Agreement, which includes double trigger provisions consistent with the other executive officers; and

•	An Executive Indemnity Agreement consistent with the other executive officers.

You will become eligible for most of Conn’s health and welfare benefits on the first of the month following two full months of employment. Conn’s will, however, reimburse you for COBRA expenses (less the contribution you would pay if you were on Conn’s medical plan) to continue your current medical benefits until you become eligible for Conn’s plan.

You will also become eligible for Conn’s 401(k) Retirement Savings Plan at the beginning of a plan quarter immediately following three months of continuous service. You can, however, roll over the qualifying distributions from your current 401(k) to Conn’s plan at any time. Additionally, you will become eligible for Conn’s Employee Stock Purchase Plan at the beginning of the plan quarter immediately following three months of continuous service.

In addition, you will become eligible to participate in any perquisite programs generally provided to senior officers of Conn’s, including but not limited to a monthly automobile allowance of $1,000.

Immediately upon hire, you will be eligible for four weeks of vacation.

In accordance with Conn’s expense reimbursement policy, Conn’s will reimburse you for the reasonable expenses you incur in relocating to the Houston area, including temporary housing for you and your family in the Houston area, house hunting trips to Houston, moving expenses, expenses incurred in the sale of your current home, and a tax gross-up payment; provided that the aggregate amount of such reimbursement, exclusive of the tax gross-up payment, shall not exceed $250,000.

Conn’s will reimburse reasonable professional fees (including for legal, tax, accounting and financial services) that you incur, up to a maximum amount of $20,000, in connection with the review of applicable documentation relating to your employment offer, including this offer letter, the Executive Severance Agreement, the Executive Indemnity Agreement and any incentive award agreements.

We look forward to having you join the Conn’s team as soon as possible. Please acknowledge your acceptance of this offer of employment by signing below and returning one original document to me.

Sincerely,

/s/ Bob L. Martin

Bob L. Martin Lead Independent Director

Acceptance Acknowledged: /s/ Chandra Holt

Date: July 31, 2021